Exhibit 10.11

ORCHID ISLAND CAPITAL, INC.

STOCK AWARD AGREEMENT

THIS STOCK AWARD AGREEMENT (the “Agreement”), dated as of the [•] day of [•], [•], governs the Stock Award granted by ORCHID ISLAND CAPITAL, INC., a Maryland corporation (the “Company”), to [Participant] (the “Participant”), in accordance with and subject to the provisions of the Orchid Island Capital, Inc. 2021 Equity Incentive Plan (the “Plan”) and, as applicable, the [•] Long-Term Incentive Plan (the “[•] Sub-Plan”), the [•] Long-Term Incentive Plan (the “[•] Sub-Plan”), and the [•] Long-Term Incentive Plan (the “[•] Sub-Plan” and, together with the [•] Sub-Plan and the [•] Sub-Plan, the “Sub-Plans”), each of which constitutes a sub-plan of the Plan. A copy of the Plans and each of the Sub-Plans has been made available to the Participant. All terms used in this Agreement that are defined in the Plan have the same meaning given them in the Plan.

1.         Grant of Stock Award. In accordance with the Plan and each of the Sub-Plans, and effective as of [•] (the “Date of Grant”), the Company granted to the Participant, subject to the terms and conditions of the Plan, the applicable Sub-Plan and this Agreement, a stock award of [•] unrestricted shares of the Company’s Common Stock (the “Stock Award”). The Stock Award is granted in satisfaction of the five-year award of unrestricted shares of Common Stock specified in the [•] Sub-Plan, the three-year award of unrestricted shares of Common Stock specified in the [•] Sub-Plan and the one-year award of unrestricted shares of Common Stock specified in the [•] Sub-Plan.

2.         Vesting. The shares of Common Stock covered by the Stock Award are immediately vested and are not subject to forfeiture.

3.         Transferability. Shares of Common Stock covered by the Stock Award are immediately transferable, subject to the requirements of applicable securities laws.

4.         Stockholder Rights. On and after the Date of Grant, the Participant shall have all of the rights of a stockholder of the Company with respect to the shares of Common Stock covered by the Stock Award.

5.         Withholding Taxes. In accordance with Section 17.05 of the Plan, the Participant may satisfy any withholding tax obligation that relates to this Stock Award by (i) surrendering to the Company shares of Common Stock previously acquired by the Participant or (ii) authorizing the Company to withhold or reduce the number of shares of Common Stock otherwise issuable to the Participant under this Stock Award.

6.         No Right to Continued Service. This Agreement and the grant of the Stock Award do not give the Participant any rights with respect to a continued service relationship or employment with the Manager or the Company.

7.         Governing Law. This Agreement shall be governed by the laws of the State of Maryland except to the extent that Maryland law would require the application of the laws of another state.

8.         Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Grant.

9.         Participant Bound by Plan. The Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and the Participant agrees to be bound by all the terms and provisions of the Plan.

10.         Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon the Participant and the Participant’s successors in interest and the Company and any successors of the Company.

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the date first set forth above.

ORCHID ISLAND CAPITAL, INC.

By:
Name:	[Participant]
Title: